Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEST CORPORATION

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: West Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

Section 1. Capital Stock. The Corporation shall be authorized to issue a total of 1,100 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, par value $0.001 per share (“Common Stock”), and of which 100 shares shall be shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

Section 3. Voting. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1. Limitation of Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Article VIII, Section 2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

Section 3. Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation, against any expense, liability or loss asserted against such person, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article VIII or otherwise.

Section 4. Non-Exclusivity. The rights to indemnification and advancement of expenses conferred in this Article VIII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Article VIII, Section 2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

Section 6. Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.